                                                                     EXHIBIT 11

STATEMENT RE: COMPUTATION OF DILUTED COMMON LOSS PER SHARE
(In thousands)


                                                                  Years Ended December 31,
                                                    --------------------------------------------------
                                                      2001                 2000                 1999
                                                    --------             --------             --------

Weighted average number of shares                     12,291               12,288               12,014
Net effect of dilutive stock options and
    warrants based on the treasury stock
    method (1)                                            --                   --                   --
                                                    --------             --------             --------
Weighted average number of common shares
     and common stock equivalents                     12,291               12,288               12,014
                                                    --------             --------             --------

Net loss                                            $(51,393)            $(14,419)            $ (1,693)
Common stock dividend to preferred
    shareholders (2)                                      --                   --                   --
                                                    --------             --------             --------
Net loss to common stockholders                     $(51,393)            $(14,419)            $ (1,693)
                                                    ========             ========             ========
Diluted loss per share amount (3)                   $  (4.18)            $  (1.17)            $  (0.14)
                                                    ========             ========             ========


(1) Stock options and warrants are excluded from the weighted average number of common shares due to their anti-dilutive effect.

(2) In December 2001, 2000, and, 1999, the Board of Directors approved an aggregate common stock dividend of 183 shares each year to the stockholders of record of Series A Convertible Preferred Stock as of December 15, 2001, 2000, and 1999 that was paid January 2002, 2001, and 2000 respectively. The market value of the common stock distributed was approximately $6, $34, and $297 at December 15, 2001, 2000 and 1999, respectively.

(3) The assumed conversion of the preferred stock would have an immaterial effect (less than 1/10 of $.01) in all periods and, therefore, that calculation has been omitted.